Exhibit 5.1

LAW OFFICE OF CARL P. RANNO

Attorney and Counselor at Law	2733 EAST VISTA DRIVE PHOENIX, ARIZONA 85032	Telephone: 602-493-0369 Email: carlranno@cox.net

September 15, 2021

Jaison Phytochem, Inc.

No.1 Kaki Bukit Avenue 3, #09-11, KB-1

Singapore 416087

ATTN: Tan Jacksaa

VIA email: jacksaa@jaisonphytochem.com

RE: Opinion to be filed with an S-1 Registration statement to be filed by Jaison Phytochem, Inc.

a Wyoming Corporation.

Dear Sir,

This Opinion is in connection with a registration statement to be filed by Jaison Phytochem, Inc., a Wyoming corporation on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 56,623,000 shares of the Company's common stock, $0.01 par value, consisting of 50,000,000 newly issued common shares for public sale by the Company, and 6,623,000 shares being offered by 35 Selling Shareholders.

You have requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of this opinion, I have examined the Registration Statement, the Company’s Articles of Incorporation filed June 17, 2019 and its amendment filed on February 8, 2021, the Company’s Bylaws dated June 19, 2019, the Exhibits attached to the Registration Statement, including a form of the Subscription Agreement, and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based upon and subject to the foregoing, it is my opinion with respect to the registration of 6,623,000 shares of the Company's common stock, $0.01 par value (the “Shares”), for public sale by the Company’s 35 selling shareholders as disclosed in the S-1 Registration Statement, the subject shares are validly issued, fully paid, non-assessable. In connection with the registration of 50,000,000 newly issued shares of the Company's common stock, $0.01 par value, for public sale by the issuer it is my opinion that the Shares have been duly authorized and when issued and paid for as described in the Registration Statement and Prospectus, will be, validly issued, fully paid and non-assessable.

This opinion is limited to the Federal Securities laws of the United States. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.” Also, I hereby consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and I assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Sincerely,

/s/Carl P. Ranno

Carl P. Ranno